                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

/X/  Filed by the Registrant
/ /  Filed by a Party other than the Registrant

Check the appropriate box:

/ /  Preliminary Proxy Statement                /X/  Definitive Proxy Statement
/ /  Definitive Additional Materials            / /  Soliciting Material Pursuant to sec.
                                                240.14a-11(c) or sec. 240.14a-12

                            Crown Books Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Crown Books Corporation
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4)  Proposed maximum aggregate value of transaction:

* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [LOGO OF CROWN BOOKS]

                                3300 75th Avenue
                            Landover, Maryland 20785

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 1996

     The 1996 Annual Meeting of Stockholders of Crown Books Corporation, a Delaware corporation ("Crown Books"), will be held on October 10, 1996 at 1:00 p.m. at the Marriott Courtyard, 8330 Corporate Drive, Landover, Maryland for the purpose of electing four directors as set forth in the accompanying Proxy Statement, and to transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on September 6, 1996 will be entitled to notice of and to vote at the meeting.

     If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please include such information on the enclosed proxy card.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE BY MEANS OF THE ENCLOSED PROXY WHICH YOU ARE REQUESTED TO SIGN, DATE AND RETURN AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board of Directors

                                          /s/ ELLIOT R. ARDITTI
                                          Elliot R. Arditti
                                          Secretary

September 10, 1996

                            CROWN BOOKS CORPORATION
                                3300 75th Avenue
                            Landover, Maryland 20785
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 10, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Crown Books Corporation, a Delaware corporation ("Crown Books"), for use at the 1996 Annual Meeting of Stockholders (the "Meeting") to be held on October 10, 1996 at 1:00 p.m. at the Marriott Courtyard, 8330 Corporate Drive, Landover, Maryland, and at any adjournments thereof. This Proxy Statement, and the accompanying notice of the Meeting and proxy card, are first being sent or given to stockholders on or about September 10, 1996.

     Record holders of Crown Books' common stock, par value $.01 per share (the "Common Stock"), at the close of business on September 6, 1996 are entitled to notice of, and to vote at, the Meeting. Each stockholder of record on such date will be entitled to one vote for each share of Common Stock held. On September 6, 1996, there were 5,288,973 shares of Common Stock outstanding.

     Shares of Common Stock cannot be voted at the Meeting unless the owner is present or represented by proxy. Shares represented by valid proxies received by Crown Books in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Secretary of Crown Books an instrument of revocation or duly executed proxy bearing a later date.

     With respect to the election of Directors, stockholders of Crown Books voting by proxy may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted for the election of all four directors listed under the caption "Election of Directors."

     At the Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. More than one-third of the outstanding shares of Common Stock must be present in person or by proxy to constitute a quorum necessary for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the presence of a quorum at the Meeting. The election of the four nominees for Director requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and actually voting at the Meeting. Any action other than a vote for a nominee (including abstentions and broker non-votes) will have the practical effect of voting against the nominee.

                             ELECTION OF DIRECTORS
                           (Item 1 on the Proxy Card)

     Four directors are to be elected at the Meeting. Unless otherwise specifically directed, the persons named in the accompanying proxy will vote such proxy for the election of the nominees listed below as directors of Crown Books to serve until the next annual meeting of stockholders and until their successors are elected and qualified. In the event that a nominee for any reason should become unavailable for election (which is not anticipated), it is intended that the shares of Common Stock represented by the proxies will be voted for a nominee who would be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors.

     Dart Group Corporation ("Dart") owns 2,767,314 shares of Common Stock (approximately 52% of the outstanding Common Stock) and intends to vote for each of the nominees listed below. A Standstill Order entered into by the Delaware Court of Chancery on December 6, 1995 provides, among other things, that Dart may not, without further order of the court, change the current composition of the board of directors of Dart or any of its subsidiaries.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

     The following information is furnished with respect to the nominees:

     HERBERT H. HAFT, age 76, has been Chairman of the Board since June 1993 and a Director of Crown Books since 1982. He was also co-chairman of the Board of Crown Books from its organization in 1981 until 1991. Mr. Haft is the founder of Dart and has been its chairman and chief executive officer since 1960. He is also the chairman of the board of directors and chief executive officer of Trak Auto Corporation ("Trak Auto") and Total Beverage Corporation, subsidiaries of Dart, and is a director of Shoppers Food Warehouse Corp., in which Dart owns a fifty percent interest.

     DOUGLAS M. BREGMAN, age 46, is a partner in the law firm of Bregman, Berbert & Schwartz, specializing in commercial real estate law. Mr. Bregman is also an Adjunct Professor of Law at the Georgetown University Law Center. Mr. Bregman has been a director of Crown Books, Dart and Trak Auto since June 1993.

     LARRY G. SCHAFRAN, age 58, is managing general partner of L.G. Schafran & Associates, a New York based investment advisory firm, and is the chairman of the board of directors of Delta Omega Technologies, Inc. and is a director of Publicker Industries, Inc., Capsure Holdings, Corp., Glasstech, Inc. and a trustee of National Income Real Estate Trust. Mr. Schafran was elected a director of Crown Books, Dart and Trak Auto on December 20, 1993.

     BONITA A. WILSON, age 55, has been a retail consultant for Dalton Brody since October 1993. Prior to that she was a retailing executive with the May Company. Ms. Wilson is a director of Wedgewood Capital Management Inc. Ms. Wilson has been a director of Crown Books, Dart and Trak Auto since June 1993.

     There is no family relationship between any of the directors or officers of Crown Books.

     Information regarding legal proceedings pending against certain directors of Crown Books is incorporated herein by reference to Item 3 of Crown Books' Annual Report on Form 10-K for the year ended February 3, 1996, which Annual Report may be obtained without charge upon written request to Donald J. Pilch, Chief Financial Officer, Crown Books Corporation, 3300 75th Avenue, Landover, Maryland 20785.

            THE BOARD OF DIRECTORS, ITS COMMITTEES AND COMPENSATION

     The Board of Directors of Crown Books held five meetings and took action by written consent on two occasions during the year ended February 3, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. Crown Books does not have a standing committee on nomination. In 1994, the Board of Directors established an Executive Committee and a Special Litigation Committee. All Directors attended at least seventy-five percent of the meetings of the Board of Directors and the committees on which such Directors served during fiscal 1996.

     The Audit Committee currently consists of Larry G. Schafran, Bonita A. Wilson and Douglas M. Bregman. The Audit Committee, which held three meetings during fiscal 1996, reviews potential conflicts of interest, reviews the results of the annual audit with Crown Books' independent auditors and the adequacy of Crown Books' internal accounting controls and practices, and recommends to the Board of Directors the independent auditors to be retained by Crown Books.

     The Compensation Committee was formed in December 1994 and currently consists of Douglas M. Bregman, Larry G. Schafran and Bonita A. Wilson. The Compensation Committee held two meetings in fiscal 1996. Crown Books' Chief Executive Officer is to consult with the Compensation Committee prior to exercising such officer's authority to fix the compensation of Crown Books' officers. The Compensation Committee also advises the Board of Directors as to the compensation of the Chief Executive Officer.

     On September 7, 1994, the Board of Directors of Dart established an Executive Committee comprised of Dart's outside directors to conduct the affairs of Dart with respect to matters that were the subject of dispute between the Chairman of the Board and Chief Executive Officer of Dart, Herbert H. Haft, and the then President and Chief Operating Officer of Dart, Ronald S. Haft. Because Herbert H. Haft is and Ronald S. Haft was an executive officer and/or director of Crown Books, on October 11, 1994, the Board of Directors of Crown Books established an Executive Committee comprised of the same outside directors, with authority parallel to that of Dart's Executive Committee. The disputes between Herbert H. Haft and Ronald S. Haft concerning issues involving Dart and Crown Books have been extensive. Accordingly, the respective Executive Committees assumed day-to-day involvement in these disputed issues and other matters affecting Dart and Crown Books, in particular matters relating to litigation to which Dart or Crown Books is a party. While the Executive Committee remains involved in the day-to-day affairs of Dart, its continuing role is dependent upon future events.

     The Special Litigation Committee currently consists of Larry G. Schafran. The Special Litigation Committee assesses, on behalf of Crown Books, whether to pursue, settle or abandon certain derivative litigation.

     A Standstill Order entered into in December 1995 in connection with a settlement of certain litigation and other transactions between Ronald S. Haft and Dart provides, among other things, that Dart may not, until further order is entered by the Delaware Court of Chancery, (i) change the current composition of the board of directors of Dart or any of its subsidiaries, or (ii) change the current Haft family officers of Dart or any of its subsidiaries.

     Compensation. Each director is compensated by Crown Books at the rate of $15,000 per year and each outside director is compensated an additional $1,000 per meeting (allocated among Crown Books, Dart and Trak Auto). Those directors who are members of Crown Books' audit committee and profit sharing committee receive an annual fee of $5,000 for each committee (allocated among Crown Books, Dart and Trak Auto).

     Members of the Executive Committee are compensated at a rate of $275 per hour plus reimbursement of expenses. Members of the Special Litigation Committee of the Board of Directors have been compensated at a rate of $250 per hour plus reimbursement of expenses. During fiscal 1996, the compensation paid by Dart and its subsidiaries, including Crown Books, to members of the respective Executive Committees for their services on those committees totaled $1,263,000 ($421,000 paid by Crown Books). Dart and its subsidiaries, including Crown Books, did not make any payments to members of the Special Litigation Committee for their service on that committee in fiscal 1996.

     Crown Books Stock Option Plan. The Crown 1993 Plan specifies that 2,500 Non-Qualified Stock Options shall be granted to each director who is not an employee each calendar year, such options to be effective as of July 31 each year, and to expire five years from the date of grant.

     Deferred Compensation Plan. Crown Books adopted the 1988 Crown Books Corporation Deferred Compensation Plan for Directors, effective January 1, 1988 (the "Compensation Plan"). The Compensation Plan permits Crown Books' directors to defer the payment of all or a specified part of future compensation payable for services as director, including fees for serving on or attending meetings of committees of the Board of Directors. Each director may elect, on or before January 31 of any year, to defer payment of compensation, payable on or after the February 1st following such election, for services to be performed during the twelve-month period commencing on such February 1 and ending on January 31 of the following calendar year (the "Plan Year"). After such an election, all subsequent compensation will be deferred until the director notifies Crown Books, prior to the commencement of any Plan Year, that compensation for future Plan Years is to be paid on a current basis.

     Deferred compensation will not be paid to the director as earned, but will be held in Crown Books' general funds and credited to a bookkeeping account maintained by Crown Books in the name of the director. Each participating director will be treated as a creditor of Crown Books with respect to such funds. Deferred compensation will be paid to directors in a lump sum on the February 15th of the Plan Year after retirement, unless the director elects, at the time he exercises the deferral option, to be paid in up to ten annual installments.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning all stockholders known by Crown Books to be beneficial owners of five percent or more of the Common Stock as of August 31, 1996.

                                                                        AMOUNT AND
                                                                        NATURE OF
                                                                        BENEFICIAL      PERCENT OF
                          NAME AND ADDRESS                             OWNERSHIP(1)       CLASS
- ---------------------------------------------------------------------  ------------     ----------
Dart Group Corporation(2)............................................    2,767,314         52.3
3300 75th Avenue
Landover, MD 20785
Heartland Advisors, Inc.(3)..........................................      541,100         10.2
790 N. Milwaukee Street
Milwaukee, WI 53202
FMR Corp.(4).........................................................      361,600          6.8
82 Devonshire Street
Boston, MA 02109
Foyston, Gordon & Payne, Inc.(5).....................................      350,350          6.6
151 Yonge Street
Suite 1208
Toronto, Ontario M5C1C3
The TCW Group, Inc.(6)...............................................      281,800          5.3
865 South Figueroa Street
Los Angeles, CA 90017

- ---------------

(1) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a beneficial owner of a security if such owner has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned.
(2) Under the Voting Trust Agreement dated October 6, 1995 (the "Voting Trust Agreement"), among Ronald S. Haft, Dart and the Voting Trustees named therein, Richard B. Stone, as Voting Trustee, has sole voting power over 374,485 Dart Class A shares and 222,294 Dart Class B shares and Ronald S. Haft has sole investment power over such shares, subject to (i) the rights of Dart to exercise a call option to purchase the shares, as provided in the Buy/Sell/Offering Agreement entered into by Ronald S. Haft and Dart, and (ii) the rights of Dart and Cabot-Morgan Real Estate Company ("CMREC"), a Dart subsidiary, under a Stock and Trust Certificate Pledge Agreement made by Ronald S. Haft in favor of the initial Voting Trustees, as collateral agents and bailees for Dart and CMREC. The Voting Trustee may vote the shares in such manner as he deems to be "in the best interests of Dart and all of its shareholders as a single class." The Voting Trust Agreement will terminate on August 1, 2000, unless terminated earlier or later pursuant to the terms of the Voting Trust Agreement. The Voting Trust Agreement is subject to legal challenge. See Item 3 of Crown Books' Annual Report on Form 10-K for the year ended February 3, 1996.
(3) Based on holdings reported by Heartland Advisors, Inc. ("Heartland") on
     Schedule 13G filed April 8, 1996. Heartland is a registered investment advisor under the Investment Advisors Act of 1940. In its

     Schedule 13G, Heartland has reported that it has sole voting power over 481,100 shares and sole investment power over 541,100 shares.
(4) Based on the holdings reported on the most recent Schedule 13G filed by FMR Corp. ("FMR") on February 14, 1996. These shares include 361,600 shares (representing 6.8% of the shares outstanding) owned by Fidelity Capital & Income Fund for which Fidelity Management and Research Company (a wholly-owned subsidiary of FMR) acts as investment advisor. The respective funds' Boards of Trustees have sole voting power with respect to these shares.
(5) Based on holdings reported on the most recent Schedule 13D filed by Foyston, Gordon & Payne, Inc. ("FG&P") on May 2, 1996. FG&P has sole voting and investment power over the 350,350 shares.
(6) Based on holdings reported on the most recent Schedule 13G filed by The TCW Group, Inc. ("TCW") on February 12, 1996. TCW has sole voting and investment power over the 281,800 shares.

                          POTENTIAL CHANGES IN CONTROL

     On October 6, 1995, Dart and Ronald S. Haft entered into a settlement of certain litigation and other related transactions (collectively, the "RSH Settlement").

     The RSH Settlement transactions are subject to pending litigation and, through such litigation Robert M. Haft, Gloria G. Haft and Linda G. Haft and, separately, Herbert H. Haft seek control of Dart. If sustained, the RSH Settlement transactions were intended to have the effect, by their terms, of transferring majority control of Dart's voting stock to one or more voting trustees under the Voting Trust Agreement. On December 28, 1995, the initial Voting Trustees resigned and appointed Richard B. Stone as successor Voting Trustee.

     If the RSH Settlement is sustained by the Delaware Court of Chancery, a Buy/Sell/Offering Agreement between Dart and Ronald S. Haft will govern the ultimate disposition of the shares held by the Voting Trustee. That agreement gives Ronald S. Haft the right to "put" to Dart the stock held by the Voting Trustee at any time between January 1, 1997 and December 31, 1999, subject to certain conditions. With respect to the 222,294 shares of Dart Class B Common Stock held by the Voting Trustee, Ronald S. Haft may (instead of including them in the "put") exchange them for 244,523 shares of Dart Class A Common Stock (i.e., a 1.1 to 1 exchange ratio) and offer those 244,523 shares of Dart Class A Common Stock to the public. Dart has an option to "call" the shares held by the Voting Trustee, if they have not previously been disposed of as described above, at any time during the first seven months of the year 2000.

     All of the 222,294 Dart Class B shares in the Voting Trust, as well as the related voting trust certificates issued to Ronald S. Haft under the Voting Trust Agreement, have been pledged to Dart and CMREC as security for certain loans made to Ronald S. Haft and other obligations of Ronald S. Haft arising under the RSH Settlement.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of August 31, 1996 regarding the ownership of the Common Stock, Dart's Class A Common Stock, $1.00 par value per share ("Class A"), and Dart's Class B Common Stock, $1.00 par value per share ("Class B"), by the following persons: (a) each of Crown Books' current directors, (b) Crown Books' Chief Executive Officer and two other current executive officers of Crown Books, (c) two former executive officers of Crown Books, and (d) all of Crown Books' current directors and executive officers as a group.

                                                                                          APPROXIMATE
                                                        TITLE OF          NO. OF          PERCENTAGE
                       NAME                              CLASS            SHARES           OF CLASS
- ---------------------------------------------------   ------------      -----------       -----------
Herbert H. Haft....................................   Class A               252,497(1)       13.37(2)
                                                      Class B                    --(3)          --
                                                      Crown Books            30,500(4)           *
Ronald S. Haft.....................................   Class A               408,688(5)(6)    23.24(2)
                                                      Class B               222,294(5)(7)    67.92
                                                      Crown Books                --(8)          --
E. Steve Stevens...................................   Class A                   999(9)           *(2)
                                                      Crown Books            10,000(10)          *
Marc J. Joseph.....................................   None
Donald J. Pilch....................................   Crown Books             2,000(11)          *
Bonita A. Wilson...................................   Class A                 2,250(12)          *(2)
                                                      Crown Books             7,500(13)          *
Douglas M. Bregman.................................   Class A                 2,250(12)          *(2)
                                                      Crown Books             7,500(13)          *
Larry G. Schafran..................................   Class A                 1,125(14)          *(2)
                                                      Crown Books             5,000(15)          *
Robert A. Marmon...................................   None
All directors and executive officers as a group (7
  persons).........................................   Class A               259,121(16)      13.68(2)
                                                      Crown Books            62,500(17)       1.17

- ---------------

  *  Less than one percent.
 (1) Includes exercisable options for 129,750 Class A shares. These stock options include options for 10,000 shares under Dart's 1983 Non-Qualified Stock Option Plan and 99,750 shares under Dart's 1987 Non-Qualified Stock Option Plan, the validity of which are subject to challenge by Dart.
 (2) Calculated based upon a class including shares subject to exercisable stock options under stock option plans, which are subject to challenge by Dart.
 (3) Herbert H. Haft has filed a lawsuit seeking a judgement declaring that 172,730 shares of Class B Common Stock belong to him, that they were wrongfully sold by Ronald S. Haft to Dart and that Herbert H. Haft is entitled to restitution of such shares or, alternatively, that his purported irrevocable proxy on the 172,730 shares continues to be valid.
 (4) Includes exercisable options for 30,000 shares.
 (5) Under the Voting Trust Agreement, Richard B. Stone, as Voting Trustee, has sole voting power over 374,485 Class A shares and 222,294 Class B shares and Ronald S. Haft has sole investment power over such shares, subject to
     (i) the rights of Dart to exercise a call option to purchase the shares, as provided in the Buy/Sell/Offering Agreement entered into by Ronald S. Haft and Dart, and (ii) the rights of

     Dart and CMREC under a Stock and Trust Certificate Pledge Agreement made by Ronald S. Haft in favor of the initial Voting Trustees, as collateral agents and bailees for Dart and CMREC. The Voting Trustee may vote the shares in such manner as he deems to be "in the best interests of Dart and all of its shareholders as a single class." The Voting Trust Agreement will terminate on August 1, 2000, unless terminated earlier or later pursuant to the terms of the Voting Trust Agreement. The Voting Trust Agreement is subject to legal challenge. See Item 3 of Crown Books' Annual Report on Form 10-K for the year ended February 3, 1996.
 (6) 58,029 Class A shares are subject to competing claims of Robert M. Haft and Linda G. Haft.
 (7) In a letter dated February 6, 1996, Donald R. Bourassa, Executive Vice President of Combined Properties, Inc., wrote Dart, purportedly on behalf of Haft-Equities General Limited Partnership ("Haft-Equities"), claiming that 25,246 Class B shares held by each of Robert M. Haft, Linda G. Haft and the Voting Trustee may belong to Haft-Equities. Mr. Bourassa also claimed that Ronald S. Haft is the sole general partner of Haft-Equities. Ronald S. Haft claims beneficial ownership of such 25,246 Class B shares held by the Voting Trustee but he does not claim beneficial ownership of 25,246 Class B shares owned by each of Robert M. Haft and Linda G. Haft.
 (8) Does not include 2,767,314 shares owned by Dart, as to which Ronald S. Haft may also be deemed to have beneficial ownership.
 (9) Exercisable options for 999 Class A shares.
(10) Exercisable options for 10,000 shares.
(11) Includes exercisable options for 1,000 shares.
(12) Exercisable options for 2,250 Class A shares.
(13) Exercisable options for 7,500 shares.
(14) Exercisable options for 1,125 Class A shares.
(15) Exercisable options for 5,000 shares.
(16) Includes exercisable options for 136,374 Class A shares.
(17) Includes exercisable options for 61,000 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of Crown Books' general and administrative functions are obtained directly from Dart. Crown Books has been charged an amount which, in management's opinion, is equal to costs incurred by Dart to provide these functions. In the year ended February 3, 1996, Crown Books was charged $1,669,000 by Dart for such services. It is not practicable for Crown Books to estimate the cost it would have incurred for these services if it had operated as an unaffiliated entity. In addition, Dart charges Crown Books monthly for expenses which relate directly to Crown Books' operations. Substantially all such charges are supported by invoices from unrelated parties designating Crown Books as recipient of the related goods and services or were for matters related to Dart and all of its affiliated companies (including Crown Books) and were allocated on a judgmental basis. These charges were $5,110,000 in the year ended February 3, 1996.

     Of Crown Books' 172 stores as of February 3, 1996, nine were leased from entities in which members of the Haft family own substantially all the beneficial interests. During fiscal 1996, Crown Books leased three stores in shopping centers in which Dart owned the majority of the partnership interest and members of the Haft family owned the remaining beneficial interests. These 12 lease agreements with Dart and/or the Haft family provide for various termination dates which, assuming renewal options are exercised, range from 1996 to 2029, and require the payment of future minimum rentals aggregating $44,478,000 at February 3, 1996. These agreements also require payment of a percentage of sales in excess of a stated minimum. In addition, four closed stores have lease agreements with Haft-owned entities with various termination dates from 1996 to 2001 and require future minimum rentals aggregating $1,175,000 at February 3, 1996. Annual fees and rentals included in the consolidated statements of income for leases and subleases involving the Haft family was $2,406,000 in the year ended February 3, 1996.

     Crown Books subleases from Dart 28,000 square feet of a warehouse and office facility located in Landover, Maryland. The sublease, which commenced in 1985, is for 30 years and six months and provides for rental payments increasing approximately 15% every five years over the term of the sublease. The current annual rental is $288,000. The sublease also requires payment of maintenance, utilities, insurance and real estate taxes allocable to the space subleased. Dart leases the entire 271,000 square foot warehouse and office facility from a private partnership in which Haft family members own all of the partnership interests. Crown Books' sublease is on the same terms as Dart's lease from the Haft family partnership.

     Dart has a lease agreement with a Haft family-owned entity for vacant land near the warehouse and office facility in Landover, Maryland. The lease is for the same period as the warehouse and office facility lease described above. Dart, Trak Auto and Crown Books each pay a pro-rata share of the rent in the proportion to their use of the warehouse and office facility. Crown Books' current annual rental is $5,000 with increases of three percent per year.

     As part of the RSH Settlement, Ronald S. Haft agreed to transfer the real estate and the partnership interests controlled by him in the warehouse and office facility to Dart (or its subsidiaries) and to reduce the rent. These transfers and rent reductions are subject to contingencies, including bankruptcy court approval, mortgagee approval, challenges brought by Herbert H. Haft concerning the extent of Ronald S. Haft's ownership interest in the property, and claims asserted by Robert M. Haft and Linda G. Haft regarding the extent to which Ronald S. Haft controls the aforementioned partnerships.

     The Executive Committees of Dart, Crown Books and Trak Auto have undertaken a legal review of certain leasing arrangements and real estate related transactions between Dart, Crown Books or Trak Auto, on the one hand, and Haft-owned entities, on the other hand. The Executive Committees have not yet determined what actions may be taken as a result of this legal review.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report describes Crown Books' compensation policies applicable to its executive officers during the fiscal year ended February 3, 1996. During fiscal 1996, executive compensation policies were formulated by the Compensation Committee and an extensive evaluation of executive compensation practices was completed. An Executive Compensation Program was developed in fiscal 1996 and will be implemented in fiscal 1997. This new program shifts the former "base pay" emphasis to one that is more closely tied to company performance.

     The key elements of Crown Books' executive compensation program consist of base salaries that are determined based upon concerns of competitive pay and performance, (b) cash bonus awards that are driven solely by performance and (c) ownership of stock options to align the interests of management with those of stockholders. Each of these elements are described in more detail below.

     Executive compensation during fiscal 1996 consisted principally of salary. Annual salary is determined by the person to whom such officer reports (in consultation with the Chief Executive Officer and the Compensation Committee), based on the officer's previous year's salary and his superior's subjective assessment of the responsibilities of the position held, the competitive market for retail executives with comparable levels of responsibility, the executive's performance on the job and other factors that the superior deems relevant or appropriate. The Compensation Committee also advises the Board of Directors as to the compensation of the Chief Executive Officer.

     In fiscal 1996, the Board of Directors awarded approximately $100,000 in cash bonuses to key officers, including the Chief Executive Officer, who achieved or exceeded annual performance goals.

     The Compensation Committee believes that annual awards of stock options are an effective means of aligning an executive's compensation with the interests of shareholders, since the values of such options are tied directly to increases in the market value of Crown Books' common stock. The exercise price for such options is the market value of Crown Books' common stock on the date of grant. Options become exercisable over time and expire five years after the date of grant. There is no set number of options that can be awarded in any year or any formula for allocating options among the officers. The amount of options awarded to each executive officer is based on the Compensation Committee's subjective evaluation of the relative contributions of the executives to Crown Books.

     During the fiscal year ended January 28, 1995, stock option grants were approved by the Board of Directors subject to approval by the Delaware Chancery Court as a result of a Standstill Agreement. As of the end of fiscal 1995, the court had not approved the grant of options and consequently, no options were deemed to have been granted in fiscal 1995. On April 18, 1995, a hearing was held at which the court issued an order stating that the Standstill Agreement did not enjoin the issuance of stock options approved by the Board of Directors. Because the hearing took place after the end of fiscal 1995, there were no stock options granted during fiscal 1995. Accordingly, in fiscal 1996, Crown Books granted stock options to certain executive officers based upon performance during fiscal 1995. In addition, Crown Books granted stock options to certain executive officers during fiscal 1996 based upon performance during fiscal 1996.

FISCAL 1996 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     Ronald S. Haft, who was the Interim Chief Executive Officer until November 1995, did not receive any salary, bonus or stock options from Crown Books in fiscal 1996. Mr. Haft received a salary from Dart, which owns 52% of the Common Stock.

     E. Steve Stevens was appointed Chief Executive Officer in December 1995 and his current annual base salary is $250,000 with a bonus of 15% of his base salary. In addition, the Board awarded Mr. Stevens options to purchase 22,500 shares of Crown Books' common stock and options to purchase 1,000 shares of Dart Class A common stock during fiscal 1996. As a result of fiscal 1995 option awards subject to Delaware Chancery Court approval (discussed above), 7,500 of the options for Crown Books' common stock were awarded based on fiscal 1995 performance. The remaining 15,000 Crown Books' options and the Dart options were awarded based on fiscal 1996 performance.

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

     It is the responsibility of the Board to address the issues raised by a change in the federal income tax laws that has made certain non-performance based compensation to executive officers of public companies in excess of $1 million non-deductible to such companies. In this regard, the Board must determine whether any actions with respect to this new limit should be taken by Crown Books. At this time, it is not anticipated that any executive officer of Crown Books will receive any such compensation in fiscal 1997. Therefore, the Board has not taken any action to comply with the $1 million limitation. The Board will continue to monitor this situation and will take appropriate action if it is warranted in the future.

STATUS OF REPORT

     The foregoing report on Executive Compensation shall not be deemed to be "soliciting material" or be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

                                          Compensation Committee

                                          Douglas M. Bregman
                                          Larry G. Schafran
                                          Bonita A. Wilson

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Common Stock, the S&P Composite-500 Stock Index and a peer company index (the S&P Retail Store Specialty Index) for the five-year period ending February 3, 1996. This stock price performance graph assumes that the value of the investment in the Common Stock and each index was $100 on January 31, 1991. Through February 3, 1996, no dividends were paid on the Common Stock. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED FEBRUARY 3, 1996

      MEASUREMENT PERIOD          CROWN BOOKS     STANDARD &     RETAIL STORE
    (FISCAL YEAR COVERED)         CORPORATION    POOR'S INDEX      COMPOSITE
1991                                    100.00          100.00          100.00
1992                                    116.00          123.00          114.00
1993                                    116.00          136.00          149.00
1994                                    116.00          153.00          149.00
1995                                     73.00          163.00          144.00
1996                                     57.00          173.00          141.00

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth in summary form all compensation for all services rendered in all capacities to Crown Books and its subsidiaries for the three years ended February 3, 1996 to (i) the Chief Executive Officer of Crown Books, (ii) the other two executive officers of Crown Books and (iii) two former executive officers of Crown Books who would have been among Crown Books' five most high compensated current executive officers had they not resigned (collectively, the "Named Executive Officers").

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                  ANNUAL COMPENSATION                      AWARDS
                                          -----------------------------------     -------------------------
                                                                    OTHER         SECURITIES
                                                                    ANNUAL        UNDERLYING    ALL OTHER
            NAME AND                                             COMPENSATION      OPTIONS     COMPENSATION
       PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)      ($)(1)           (#)           ($)
- ---------------------------------  -----  ---------   --------   ------------     ----------   ------------
E. Steve Stevens.................  1996..  233,600     37,500           --          22,500            --
Chief Executive Officer            1995    123,600     18,500           --              --        18,600(3)
and President(2)
Marc J. Joseph...................  1996     30,100         --           --              --         3,200(5)
Senior Vice President and
General Merchandising Manager(4)
Donald J. Pilch..................  1996     31,100         --           --           3,000         5,000(7)
Vice President and Chief
Financial Officer(6)
Ronald S. Haft...................  1996         --         --       11,250(9)           --            --
Former Interim CEO and             1995         --         --       15,000(9)           --            --
and President(8)                   1994         --         --        7,500(9)       10,000            --
Robert A. Marmon.................  1996         --         --           --              --            --
Former Chief Financial             1995         --         --           --              --            --
Officer(10)

- ---------------

 (1) Excludes perquisites and other personal benefits, unless the aggregate amount of such compensation is at least $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.
 (2) Mr. Stevens joined Crown Books in June 1994 and was appointed President and Chief Executive Officer in December 1995.
 (3) Includes relocation allowance.
 (4) Mr. Joseph joined Crown Books in November 1995 as Senior Vice President and General Merchandising Manager. Mr. Joseph's current annual base salary is $150,000.
 (5) Moving allowance.
 (6) Mr. Pilch joined Crown Books in November 1995 as Vice President and Chief Financial Officer. Mr. Pilch's current annual salary is $155,000.
 (7) Employment sign-on bonus.
 (8) Ronald S. Haft was appointed Interim Chief Executive Officer and President of Crown Books in June 1994. Mr. Haft received no compensation from Crown Books for holding these positions but was compensated by Dart for serving in various executive positions with Dart and its subsidiaries. As a result of the RSH Settlement, Mr. Haft resigned his position with Dart and all subsidiaries except as a director of Dart.

 (9) Fees received as a director of Crown Books.
(10) Mr. Marmon became interim Chief Financial Officer pursuant to a consulting agreement between Dart and RPF, Inc. in October 1994. Crown Books did not compensate Mr. Marmon or RPF, Inc. for his services. Mr. Marmon resigned effective February 29, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     This table provides information with respect to grants of options for shares of common stock of Crown Books to the Named Executive Officers during fiscal 1996 and the exercise price, expiration date and estimates of the potential realizable values of such options.

                                                                                                POTENTIAL
                                                                                             REALIZABLE VALUE
                                                   INDIVIDUAL GRANTS                            AT ASSUMED
                             -------------------------------------------------------------   ANNUAL RATES OF
                                        % OF TOTAL                                             STOCK PRICE
                                         OPTIONS      EXERCISE                               APPRECIATION FOR
                             OPTIONS    GRANTED TO    OR BASE    MARKET PRICE                OPTION TERM (2)
                             GRANTED   EMPLOYEES IN    PRICE       DATE OF      EXPIRATION   ----------------
           NAME              (#) (1)   FISCAL YEAR     ($/SH)     GRANT ($)        DATE      5% ($)   10% ($)
- ---------------------------  -------   ------------   --------   ------------   ----------   ------   -------
E. Steve Stevens...........   15,000       14.4         11.00        11.00         7/31/00   45,600   100,700
                               7,500(3)    13.7         17.00        17.00         7/31/99   35,200    77,800
Marc J. Joseph.............     None
Donald J. Pilch............    3,000        2.9         11.00        11.00         7/31/00    9,100    20,100
Ronald S. Haft.............     None
Robert A. Marmon...........     None

- ---------------

(1) Options become exercisable over time. One-third become exercisable one year from the date of grant, an additional one-third become exercisable two years from the date of grant and the last third become exercisable three years from the date of grant. Options expire five years from the date of grant. Options are granted at market price on the date of grant. All options granted to executive officers are incentive stock options ("ISO's") under the Internal Revenue Code. ISO's entitle the option holder to special tax treatment provided that the option holder satisfies certain holding periods with respect to shares acquired on the exercise of options. In general, if the holding periods are satisfied, the option holder will incur no taxable income by reason of exercise of the option, and Crown Books will not receive an income tax deduction by reason of the exercise. The option holder will recognize gain or loss upon a subsequent sale of the common stock, based on the difference between the amount for which the stock is sold, and the option price paid.

(2) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These numbers are calculated based on the rules and regulations promulgated by the Securities and Exchange Commission and do not reflect an estimate of future stock price growth.

(3) Represents options for Crown Books Common Stock granted in fiscal 1995 but not approved by court action until fiscal 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     For each of the Named Executive Officers, the following table provides information regarding the exercise of options during fiscal 1996 and the number and value of unexercised options as of February 3, 1996.

                                                                                 NUMBER OF
                                                                                SECURITIES        VALUE OF
                                                                                UNDERLYING       UNEXERCISED
                                                                                UNEXERCISED     IN-THE-MONEY
                                                                                OPTIONS AT       OPTIONS AT
                                                                                  FY-END         FY-END ($)
                                                                               -------------    -------------
                                            SHARES ACQUIRED       VALUE        EXERCISABLE/     EXERCISABLE/
                  NAME                        ON EXERCISE      REALIZED ($)    UNEXERCISABLE    UNEXERCISABLE
- -----------------------------------------   ---------------    ------------    -------------    -------------
E. Steve Stevens.........................         --                --          2,500/20,000         --
Marc J. Joseph...........................         --                --                    --         --
Donald J. Pilch..........................         --                --            -- / 3,000         --
Ronald S. Haft...........................         --                --                    --         --
Robert A. Marmon.........................         --                --                    --         --

EMPLOYMENT AGREEMENTS

     On January 24, 1995, Crown Books entered into an employment agreement with
E. Steve Stevens, President and Chief Executive Officer. Mr. Stevens' agreement is for a term of two years (Crown Books' fiscal years 1996 and 1997). The agreement is renewable for successive two-year terms, unless Mr. Stevens is terminated with cause. The agreement provides for an initial annual base salary of $217,500, subject to increases following review and performance appraisal by the Board of Directors.

     During fiscal 1996, Crown Books entered into employment contracts with Mr. Pilch and Mr. Joseph. These agreements are for a one-year term, beginning November 6, 1995 and ending November 6, 1996 and are automatically extended an additional one year unless the individual is terminated pursuant to the agreement. The agreements provide for initial annual base salaries of $150,000 and $155,000 to Mr. Joseph and Mr. Pilch, respectively. The annual compensation is subject to annual increases as recommended by the Compensation Committee following review and performance appraisal by the Compensation Committee and approved by the Board.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as the independent auditors of Crown Books for the fiscal year ended February 3, 1996 and has been appointed by the Board of Directors to serve as Crown Books' independent auditors for the fiscal year ending February 1, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Stockholders who wish to submit a proposal for consideration at the 1997 Annual Meeting of Stockholders should submit the proposal in writing to Crown Books at 3300 75th Avenue, Landover, Maryland 20785, attention: Elliot R. Arditti, Esq. Proposals must be received by Crown Books no later than February 1, 1997 for inclusion in next year's proxy materials.

                                 OTHER MATTERS

     Proxies for the Meeting will be solicited by mail and may be solicited by telephone and other means of communication. Solicitation may be made by directors, officers and other regular employees of Crown Books. The entire cost of soliciting proxies will be borne by Crown Books. Crown Books does not expect to pay any compensation for solicitation of proxies, but will reimburse brokers, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock held by such persons.

     The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to herein. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

                                          By order of the Board of Directors

                                          /s/ ELLIOT R. ARDITTI
                                          Elliot R. Arditti
                                          Secretary

September 10, 1996

     A COPY OF CROWN BOOKS' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED FEBRUARY 3, 1996, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO DONALD PILCH, CHIEF FINANCIAL OFFICER, CROWN BOOKS CORPORATION, 3300 75TH AVENUE, LANDOVER, MARYLAND 20785.

                            CROWN BOOKS CORPORATION
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 10, 1996

         The undersigned, a stockholder of Crown Books Corporation, a Delaware corporation (the "Corporation"), hereby appoints Larry G. Schafran and E. Steve Stevens, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Marriott Courtyard, 8330 Corporate Drive, Landover, Maryland on Thursday, October 10, 1996 and at any adjournments thereof, as designated for the items set forth below and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated September 10, 1996.

         This proxy, when properly executed, will be voted as directed herein by the undersigned. However, if no direction is given, this proxy will be voted FOR the election of all directors listed under Item 1.

                                    (Continued and to be signed on reverse side)

- --------------------------------------------------------------------------------

1. Election for Board of Directors of Herbert H. Haft, Douglas M. Bregman, Larry G. Schafran and Bonita A. Wilson

       / / FOR all nominees        / / WITHHOLD vote for all nominees

       (Vote must be indicated /(FILL)/ or /X/ in blue or black ink.)

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

2. IN THEIR DISCRETION, on any other matters that may properly come before the meeting or any adjournments thereof.

         Please date this proxy and sign your name exactly as your name appears herein. If the stock is held jointly, all owners must sign. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title.

                                  Dated                                  , 1996
                                       ----------------------------------


                                  ---------------------------------------------
                                  Signature of Stockholder


                                  ---------------------------------------------
                                  Signature of Stockholder (if held jointly)

                                  Address change or comments, mark here / /

                           PROXY DEPARTMENT
                           NEW YORK, N.Y. [ZIP CODE]


   Please complete, sign, date and promptly return the proxy in the enclosed envelope, which requires no postage if mailed in the United States.